EXPENSE LIMITATION AGREEMENT

between

LEEWARD INVESTMENT TRUST

and

OBP Capital, LLC

and

Lido Advisors, LLC
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INDEX
1.	EXPENSE LIMITATION	pg	3
2.	TERM AND TERMINATION	pg	5
3.	MISCELLANEOUS	pg	5

	APPENDIX A	pg	8

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THIS EXPENSE LIMITATION AGREEMENT ("Agreement") is made and entered into effective as this 23rd day of October, 2015 by and between LEEWARD INVESTMENT TRUST, a Delaware statutory trust (the "Trust"), and OBP CAPITAL, LLC, a Delaware Limited Liability Company (the "Advisor"), and LIDO ADVISORS, LLC, a Delaware Limited Liability Company (the "Sub- Advisor") in relation to the Oakhurst Defined Risk Fund (the "Fund"), a series of the Trust.

WHEREAS, the Trust is a statutory trust organized under the Certificate of Trust ("Trust Instrument") and is registered under the Investment Company Act of 1940 (the "Act") as an open-end management investment company; and

WHEREAS, the Fund is a series of the Trust; and

WHEREAS, the Fund and the Advisor have entered into an Investment Advisory Agreement dated October 23, 2015 ("Advisory Agreement"), pursuant to which the Advisor provides investment advisory services to the Fund; and

WHEREAS, the Fund, Advisor, and the Sub-Advisor have entered into an Investment Sub-Advisory Agreement dated October 23, 2015 ("Sub-Advisory Agreement"), pursuant to which the Sub-Advisor provides investment advisory services to the Fund; and

WHEREAS, the Fund, Advisor, and Sub-Advisor have determined that it is appropriate and in the best interests of the Fund and its shareholders to limit the expenses of the Fund, and, therefore, have entered into this Agreement, in order to maintain the Fund's expense ratios within the Operating Expense Limit, as defined below;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. EXPENSE LIMITATION

(a)	Applicable Expense Limit. The Fund has set an Operating Expense Limit, outlined below and stated in Appendix A. Applicable Expense shall be defined as the aggregate expenses of every character, including but not limited to investment advisory fees of the Advisor, fees and expenses, but excluding those expenses and other expenditures which are capitalized in accordance with generally accepted accounting principles, acquired fund fees and expenses, other extraordinary expenses not incurred in the ordinary course of the Fund's business, and amounts, if any, payable pursuant to a plan adopted in accordance with Rule 12b-1 under the Investment Company Act of 1940) incurred by the Fund in any fiscal year. These expenses are typically shown on the financial statements of the Fund and classified as the Fund Operating Expenses.

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(b)	Due from Advisor Reimbursement. To the extent that the Fund Operating Expenses exceed the Operating Expense Limit, as defined in Section 1(a), such excess amount (the "Excess Amount") shall be the liability of the Sub-Advisor. Those expenses incurred on behalf of the Fund and the Advisor shall also be the liability of the Sub-Advisor and payable to the party advancing such expenses. Marketing expenses are specifically excluded as being deemed a liability of any party other than the Sub-Advisor. In determining the Fund Operating Expenses, expenses that the Fund would have incurred but did not actually pay because of expense offset or brokerage/services arrangements shall be added to the aggregate expenses so as not to benefit the Advisor or Sub-Advisor.

(c)           Expense Limit Calculation.    The Fund's maximum operating expense limits in any year shall be calculated as a percentage of the average daily net assets of the Fund. The fee shall be calculated as of the last business day of each month based upon the average daily net assets of the Fund as determined in the manner described in the Fund's Prospectus and Statement of Additional Information. For purposes of the Operating Expense Limit, that calculation shall include all the expenses directly charged to the net asset value of the Fund.

(d)           Method of Computation. To determine the Sub-Advisor's liability with respect to the Excess Amount, each month the Fund's Operating Expenses shall be annualized as of the last day of the month. If the annualized Fund Operating Expenses for any month exceeds the Operating Expense Limit of the Fund, the Sub-Advisor shall first waive or reduce its fee payable to it by the Advisor for such month by an amount sufficient to reduce the annualized Fund Operating Expenses to an amount no higher than the Operating Expense Limit. If the amount of the waived or reduced investment sub-advisory  fee for any such month is insufficient to pay the Excess Amount, the Sub-Advisor shall also remit to the Fund an amount that, together with the waived or reduced investment sub- advisory fee, is sufficient to pay such Excess Amount.

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(e)	Year-End Adjustment. If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the amount of the investment sub-advisory fees waived or reduced and other payments remitted by the Sub-Advisor to the Fund with respect to the previous fiscal year shall equal the Excess Amount.

2.            TERM AND TERMINATION

This Agreement shall continue in effect until March 31, 2017 and shall thereafter continue in effect from year to year for successive one-year periods unless terminated as provided in this paragraph. This Agreement may be terminated, without payment of any penalty, by: (i) the Fund at any time, so long as such action has been authorized by resolution of a majority of the Trustees who are not party to this Agreement or "interested persons" of the Trust, as defined in the Investment Company Act of 1940, or by a vote of a majority of the outstanding voting securities of the Fund; and (ii) by the Advisor upon thirty days' prior written notice to the Fund at its principal place of business, (iii) by the Sub-Advisor upon thirty days' prior written notice to the Fund at its principal place of business such termination to be effective as of the close of business on the last day of the then-current one-year period. In addition, this Agreement shall terminate with respect to the Fund upon termination of the Advisory Agreement or Sub-Advisory Agreement.

3.            MISCELLANEOUS

(a)	Captions. The captions in this Agreement are included for convenience only and in no other way define or delineate any provisions hereof or otherwise affect their construction or effect.

(b)	Interpretation. Nothing herein contained shall be deemed to require the Fund to take any action contrary to the Trust's Declaration of Trust or by-laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Trust's Board of Trustees of its responsibility for and control of the conduct of the affairs of the Trust.

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(c)           Definitions.    Any question of interpretation of any term or provision of this Agreement, including but not limited to the investment advisory fee, the investment sub-advisory fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Advisory Agreement or the Investment Company Act of 1940, shall have the same meaning as and be resolved by reference to such Advisory Agreement or the Investment Company Act of 1940.

[Signatures on Following Page]
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[Signature Page to Expense Limitation Agreement]

REPRESENTATION OF SIGNATORIES. Each  of  the undersigned expressly warrants and represents that they have full power and authority to sign this Agreement on behalf of the party indicated and that their signature will bind the party indicated to the terms hereof.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the day and year first above written.

LEEWARD INVESTMENT TRUST

By: /s/ Theo H. Pitt, Jr.
Name: Theo H. Pitt, Jr.
Title: Chairman

OBP CAPITAL, LLC

By: /s/ Katherine M. Honey
Name: Katherine M. Honey
Title: Managing Member

LIDO ADVISORS, LLC

By: /s/ Gregory Kushner
Name: Gregory Kushner
Title: President

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EXPENSE LIMITATION AGREEMENT

Appendix A
OPERATING EXPENSE LIMIT SCHEDULE

OPERATING EXPENSE LIMIT
1.50%
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